SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    August 28, 2015

Commission File Number	Registrant, State of Incorporation, Address and Telephone Number	I.R.S. Employer Identification No.
333-98553	Southern Power Company (A Delaware Corporation) 30 Ivan Allen Jr. Boulevard N.W. Atlanta, Georgia 30308 (404) 506-5000	58-2598670

The name and address of the registrant have not changed since the last report.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.
The information regarding the EPC Agreement (as defined below) in Item 8.01 is hereby incorporated by reference into this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On August 28, 2015, Southern Power Company (“Southern Power”) entered into an unsecured $400,000,000 term loan agreement with Citibank, N.A., as lender (the “Term Loan Agreement”). Southern Power borrowed $400,000,000 under the Term Loan Agreement on August 28, 2015 (the “Loan”). The Loan matures on September 28, 2016.
The Term Loan Agreement includes representations and warranties, covenants and events of default, including a requirement that the ratio of Indebtedness (as defined in the Term Loan Agreement) to Capitalization (as defined in the Term Loan Agreement) for Southern Power and its consolidated subsidiaries shall be less than or equal to 0.65 to 1.0. The Term Loan Agreement also includes limitations on liens, consolidations, mergers and sales of all or substantially all of Southern Power’s assets. The Loan will bear interest at the London Interbank Offered Rate (as defined in the Term Loan Agreement) plus 1.125%. The Loan may be accelerated and become due and payable upon an event of default and expiration of any applicable cure periods. Events of default in the Term Loan Agreement include: (i) nonpayment of obligations under the Term Loan Agreement, (ii) failure to perform any covenant or agreement in the Term Loan Agreement, (iii) material misrepresentations, (iv) failure to pay, or certain other defaults under, certain other indebtedness, (v) certain bankruptcy or insolvency events, (vi) material unpaid judgments, (vii) a change in control and (viii) customary Employee Retirement Income Security Act of 1974 defaults.

Item 8.01    Other Events.
On August 31, 2015, Southern Power, through its wholly-owned subsidiary, Southern Renewable Partnerships, LLC (“SRP”), acquired (the “Acquisition”) 100% of the class A membership interests of Desert Stateline Holdings, LLC (“Desert Stateline”) from a wholly-owned subsidiary of First Solar, Inc. (“First Solar”), the developer of the approximately 300-megawatt Desert Stateline solar facility currently under construction in San Bernadino County, California (the “Stateline Project”), for approximately $439 million, including SRP’s portion of the initial payment due under the EPC Agreement. Concurrently, a wholly-owned subsidiary of First Solar acquired 100% of the class B membership interests of Desert Stateline. Desert Stateline is in the process of constructing the Stateline Project, which is to be completed in phases and is expected to be fully operational in the third quarter 2016. The entire output of the Stateline Project is contracted under a 20-year power purchase agreement with Southern California Edison Company.
In connection with the Acquisition, on August 31, 2015, Desert Stateline entered into an Amended and Restated Engineering, Procurement and Construction Agreement (the “EPC Agreement”) with First Solar Electric (California), Inc. (the “Contractor”), a wholly-owned subsidiary of First Solar. The EPC Agreement sets forth the material terms and conditions pursuant to which the Contractor will continue constructing the Stateline Project. SRP’s portion of the remaining estimated future payments under the EPC Agreement is approximately $548 million.
SRP and the class B member are entitled to 51% and 49%, respectively, of all cash distributions from Desert Stateline. In addition, Southern Power is entitled to substantially all of the federal tax benefits with respect to the transaction.
The ultimate outcome of these matters cannot be determined at this time.
Cautionary Note Regarding Forward-Looking Statements:

Certain information contained in this Current Report on Form 8-K is forward-looking information based on current expectations and plans that involve risks and uncertainties. Forward-looking information includes, among other things, statements concerning the completion of construction and subsequent operation of the Stateline Project and the amounts of estimated future construction payments. Southern Power cautions that there are certain factors that can cause actual results to differ materially from the forward-looking information that has been provided. The reader is cautioned not to put undue reliance on this forward-looking information, which is not a guarantee of future performance and is subject to a number of uncertainties and other factors, many of which are outside the control of Southern Power; accordingly, there can be no assurance that such suggested results will be realized. The following factors, in addition to those discussed in Southern Power’s Annual Report on Form 10-K for the year ended December 31, 2014, and subsequent securities filings, could cause actual results to differ materially from management expectations as suggested by such forward-looking information: the ability to control costs and avoid cost overruns during the development and construction of generating facilities, to construct facilities in accordance with the requirements of permits and licenses, and to satisfy any operational and environmental performance standards, including the requirements of tax credits and other incentives; the ability of counterparties of the Company to make payments as and when due and to perform as required; and catastrophic events such as fires, earthquakes, explosions, floods, hurricanes and other storms, droughts, pandemic health events such as influenzas, or other similar occurrences. Southern Power expressly disclaims any obligation to update any forward-looking information.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 3, 2015	SOUTHERN POWER COMPANY
	By	/s/Melissa K. Caen
Melissa K. Caen Assistant Secretary

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